As filed with the Securities and Exchange Commission on September 16, 2013

Registration No. 333-187339

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 5 TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

JetPay Corporation

(Exact name of registrant as specified in its charter)

Delaware	90-0632274
(State of incorporation)	(IRS Employer Identification Number)

1175 Lancaster Avenue, Suite 100, Berwyn, PA, 19312
(484) 324-7980
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Universal Business Payments Solutions Acquisition Corporation

(Former Name or Former Address, if Changed Since Last Report)

Bipin C. Shah
Chief Executive Officer
JetPay Corporation
 1175 Lancaster Avenue, Suite 100
Berwyn, PA, 19312
(484) 324-7980
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Share(2)	Offering Price(2)	Fee
Common Stock, $0.001 par value per share	10,202,374	$3.19	$32,545,573.06	$4,439.22
Common Stock, $0.001 par value per share, issuable upon conversion of convertible notes	2,941,748	$3.19	$9,384,176.12	$1,280.00
Total	13,144,122	$3.19	$41,935,019.06	$5,719.22	(3)

1)	In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on March 12, 2013, as reported on the Nasdaq Capital Market.
3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, Dated September 16, 2013

PROSPECTUS

JetPay Corporation

13,144,122 Shares of Common Stock

The selling stockholders identified in this prospectus are offering for sale for their own account, from time to time, up to an aggregate of 13,144,122 shares of our common stock, $0.001 par value per share, including up to an aggregate of 2,941,748 shares of our common stock issuable upon the conversion of outstanding convertible notes. The selling stockholders acquired their shares from us in a private placement of shares of common stock and convertible notes that closed on December 28, 2012 and in a private placement that took place prior to our initial public offering (the “IPO”) and is more fully described on page 14 of this prospectus under the heading “Selling Stockholders.”

 We will not receive any of the proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds” on page 14 of this prospectus.

 Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “JTPY”. On September 12, 2013, the last reported sale price for our Common Stock was $4.85.

The selling stockholders may, from time to time, offer and sell or otherwise dispose of any or all of the shares of common stock described in this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices, and may be to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders will bear all discounts, concessions, commissions and similar expenses, if any, attributable to the sale of shares. We will bear all other costs, expenses, and fees in connection with the registration of the shares. See “Plan of Distribution” on page 20 of this prospectus for more information about how the selling stockholders may sell or dispose of their shares of common stock.

 Investing in our stock involves a high degree of risk. See “Risk Factors” beginning on Page 5 for information that you should be considered before investing in our common stock.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2013

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Neither the delivery of this prospectus, nor any sale of the shares, shall create any implication that the information in this prospectus is correct after the date hereof.

This prospectus is not an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation is illegal.

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PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our common stock. Prior to deciding to invest in our common stock, you should read this entire prospectus carefully, including the section entitled “Risk Factors” and other information incorporated herein by reference. Unless otherwise specified, references in this prospectus to “JTPY,” the “Company,” “we,” “our” and “us” refer to JetPay Corporation (f/k/a Universal Business Payment Solutions Acquisition Corporation).

Our Business

We are a provider of payment services – debit and credit card processing, payroll, and card services to businesses and their employees throughout the United States. We provide these services through two wholly-owned subsidiaries, JetPay, LLC, which provides debit and credit processing and ACH payment services to businesses with a focus on those processing internet transactions and recurring billing, and AD Computer Corporation (“ADC” or the “ADC Entities”), which provides payroll, tax filing, and related services to small and medium-sized employers. We also operate JetPay Card Services, a division which is focused on providing low-cost money management and payment services to un-banked and under-banked employees of our business customers.

Our principal executive offices are located at 1175 Lancaster Avenue, Suite 100, Berwyn, PA 19312, and our telephone number at that location is (484) 324-7980. Our web site is located at www.jetpaycorp.com. The reference to our website is intended to be an inactive textual reference and the contents of our website are not intended to be incorporated into this prospectus.

The Offering

Securities Offered	Up to an aggregate of 13,144,122 shares of our common stock, $0.001 par value per share, including up to an aggregate of 2,941,748 shares of our common stock issuable upon the conversion of outstanding convertible notes, may be sold by selling stockholders from time to time pursuant to this registration statement.

Manner of Offering	The selling stockholders may, from time to time, offer and sell or otherwise dispose of any or all of the shares of common stock described in this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices, and may be to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders will bear all discounts, concessions, commissions and similar expenses, if any, attributable to the sale of shares. We will bear all other costs, expenses, and fees in connection with the registration of the shares. See “Plan of Distribution” on page 20 of this prospectus for more information about how the selling stockholders may sell or dispose of their shares of common stock.

Use of Proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds” on page 14 of this prospectus.

 Risks Affecting Us

 We are subject to a number of risks that you should be aware of before you decide to purchase our common stock. These risks are discussed more fully in the section captioned “Risk Factors,” beginning on page 5 of this prospectus.

 Corporate Information

 We were incorporated in Delaware on November 12, 2010. Our principal executive offices are located at 1175 Lancaster Avenue, Suite 100, Berwyn, PA, 19312. Our telephone number is (484) 324-7980. Our website is www.jetpaycorp.com. Information contained on our website is not incorporated by reference into and does not constitute part of this prospectus.

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RISK FACTORS

If you purchase our common stock, you will be taking on a high degree of financial risk. In deciding whether to purchase our common stock, you should carefully consider the following discussion of risks, together with the other information contained in this prospectus. The occurrence of any of the following risks could materially harm our business and financial condition and our ability to raise additional capital in the future. In that event, the market price of our common stock could decline and you could lose part or all of your investment.

Risks Related to JetPay, LLC

JetPay, LLC may face losses as a result of chargebacks with respect to Direct Air.

Direct Air, a customer of JetPay, LLC, abruptly ceased operations on or about March 13, 2012. As a result, Merrick Bank, JetPay, LLC’s sponsor bank with respect to this particular merchant, has incurred chargebacks in excess of $25 million. While we believe the potential for any material chargebacks to be presented is small it remains possible that other chargebacks will be forthcoming as a result of the cessation of business by Direct Air. Under an agreement between Merrick Bank and JetPay, LLC is obligated to indemnify Merrick for any realized losses from such chargebacks. The loss is insured through a Chartis Insurance Policy for chargeback losses that names Merrick Bank as the primary insured. The policy has a limit of $25 million and a deductible of $250,000. JetPay, LLC has already realized such losses with regards to the deductible as well as all chargebacks in excess of $25 million. To the extent JetPay, LLC is unsuccessful in defending the chargebacks or the chargebacks are not covered by the insurance policy, JetPay, LLC may have a liability to Merrick Bank up to the extent of such incurred chargebacks. As partial protection against any potential losses, we required that, upon Closing, 3,333,333 shares of our common stock that was to be paid to WLES, L.P. as part of the JetPay, LLC purchase price was to be placed into an escrow account with JPMorgan Chase as the trustee. WLES, L.P. maintains voting rights with respect to all such shares. We are parties to an Escrow Agreement for the trust with Merrick Bank and WLES. If JetPay, LLC incurs any liability with respect to Merrick Bank as a result of the Direct Air issue, these shares are to be used in partial or full payment for any such liability, with any remaining shares delivered to WLES. If JetPay, LLC is found to have any liability to Merrick Bank because of this issue, and these shares do not have sufficient value to fully cover such liability, we may be responsible for the JetPay, LLC liability.

JetPay, LLC incurs liability when its merchants refuse or cannot reimburse it for chargebacks resolved in favor of its customers, fees, fines or other assessments it incurs from the payment networks. JetPay, LLC cannot accurately anticipate these liabilities, which may adversely affect its business, financial condition and results of operations.

In the event a dispute between a cardholder and a merchant is not resolved in favor of the merchant, the transaction is normally charged back to the merchant and the purchase price is credited or otherwise refunded to the cardholder. Furthermore, such disputes are more likely to arise during economic downturns, such as the one currently taking place. If JetPay, LLC is unable to collect such amounts from the merchant's account or reserve account (if applicable), or if the merchant refuses or is unable, due to closure, bankruptcy or other reasons, to reimburse JetPay, LLC for a chargeback, JetPay, LLC may bear the loss for the amount of the refund paid to the cardholder. The risk of chargebacks is typically greater with those merchants that promise future delivery of goods and services rather than delivering goods or rendering services at the time of payment. JetPay, LLC may experience significant losses from chargebacks in the future. Any increase in chargebacks not paid by merchants could have a materially adverse effect on its business, financial condition and results of operations.

Fraud by merchants or others could have an adverse effect on JetPay, LLC’s operating results and financial condition.

JetPay, LLC has potential liability for fraudulent bankcard transactions or credits initiated by merchants or others. Examples of merchant fraud include when a merchant knowingly uses a stolen or counterfeit bankcard or card number to record a false sales transaction, processes an invalid bankcard, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeit and fraud. While JetPay, LLC has systems and procedures designed to detect and reduce the impact of fraud, JetPay, LLC cannot assure the effectiveness of these measures. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud would increase chargeback liability or cause them to incur other liabilities. Increases in chargebacks or other liabilities could have an adverse effect on their operating results and financial condition.

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Increases in credit card network fees may result in the loss of customers or a reduction in JetPay, LLC’s earnings.

From time to time, the card networks, including Visa and MasterCard, increase the fees (interchange and assessment fees) that they charge processors such as JetPay, LLC. JetPay, LLC may attempt to pass these increases along to its merchant customers, but this strategy might result in the loss of those customers to their competitors who do not pass along the increases. If competitive practices prevent JetPay, LLC’s passing along such increased fees to its merchant customers in the future, JetPay, LLC may have to absorb all or a portion of such increases thereby increasing its operating costs and reducing its earnings.

Loss of key Independent Sales Organizations could reduce JetPay, LLC’s revenue growth.

JetPay, LLC’s ISO sales channel, which purchases and resells its end-to-end services to its own portfolio of merchant customers, is a strong contributor to its revenue growth. If an ISO switches to another transaction processor, shuts down, becomes insolvent, or enters the processing business themselves, JetPay, LLC may no longer receive new merchant referrals from the ISO, and they risk losing existing merchants that were originally enrolled by the ISO, all of which could negatively affect its revenues and earnings.

The payment processing industry is highly competitive and JetPay, LLC competes with certain firms that are larger and that have greater financial resources. Such competition could increase, which would adversely influence its prices to merchants, and as a result, its operating margins.

The market for payment processing services is highly competitive. Other providers of payment processing services have established a sizable market share in the small and mid-sized merchant processing sector. Maintaining historic growth will depend on a combination of the continued growth in electronic payment transactions and JetPay, LLC’s ability to increase its market share. The weakness of the current economic recovery could cause future growth in electronic payment transactions to slow compared to historical rates of growth. This competition may influence the prices JetPay, LLC is able to charge. If the competition causes them to reduce the prices it charges, JetPay, LLC will have to aggressively control costs in order to maintain acceptable profit margins. In addition, some of its competitors are financial institutions, subsidiaries of financial institutions or well-established payment processing companies. The competitors that are financial institutions or subsidiaries of financial institutions do not incur the costs associated with being sponsored by a bank for registration with the card networks and can settle transactions more quickly for their merchants than can JetPay, LLC. These competitors have substantially greater financial, technological, management and marketing resources than JetPay, LLC has. This may allow its competitors to offer more attractive fees to its current and prospective merchants, or other products or services that it does not offer. This could result in a loss of customers, greater difficulty attracting new customers, and a reduction in the price it can charge for its services.

There may be a decline in the use of credit or debit cards as a payment mechanism for consumers or adverse developments with respect to the credit card industry in general.

If consumers do not continue to use payment cards as a payment mechanism for their transactions or if there is a change in the mix of payments between cash, credit cards and debit cards which is adverse to JetPay, LLC, it could have a material adverse effect on its financial position and results of operations. JetPay, LLC believes future growth in the use of credit cards will be driven by the cost, ease-of-use, and quality of products and services offered to consumers and businesses. In order to consistently increase and maintain its profitability, consumers and businesses must continue to use credit cards. Moreover, if there is an adverse development in the credit card industry in general, such as new legislation or regulation that makes it more difficult for their customers to do business, JetPay, LLC’s financial position and results of operations may be adversely affected.

Continued consolidation in the banking and retail industries could adversely affect JetPay, LLC’s growth.

The recent economic downturn has resulted in multiple bank failures and government-encouraged consolidation. Consolidation among financial institutions, particularly in the area of credit card operations, continues to be a major risk. Specifically, JetPay, LLC faces the risk that its clients may merge with entities that are not its clients, its clients may sell portfolios to entities that are not its clients and, based on current economic conditions, its clients may be seized by banking regulators or nationalized, thereby impacting their existing agreements and projected revenues with these clients. In addition, consolidation among financial institutions has led to an increasingly concentrated client base which results in a changing client mix toward larger clients. Continued consolidations among financial institutions could increase the bargaining power of their current and future clients. Larger banks and larger merchants with greater transaction volumes may demand lower fees which could result in lower revenues and earnings for JetPay, LLC. Consolidation among financial institutions, the nationalization of financial institutions or the seizure by banking regulators of financial institutions and the resulting loss of any significant client by JetPay, LLC could have a material adverse effect on its financial position and results of operations.

Changes in the laws, regulations, credit card association rules or other industry standards affecting JetPay, LLC’s business may impose costly compliance burdens and negatively impact its businesses.

There may be changes in the laws, regulations, credit card association rules or other industry standards that affect JetPay, LLC’s operating environment in substantial and unpredictable ways in the U.S. as well as internationally. Changes to statutes, regulations or industry standards, including interpretation and implementation of statutes, regulations or standards, could increase the cost of doing business or affect the competitive balance. Regulation and proposed regulation of the payments industry has increased significantly in recent years. Failure to comply with laws, rules and regulations or standards to which JetPay, LLC is subject in the U.S. as well as internationally, including the card network rules and rules with respect to privacy and information security, may result in the suspension or revocation of a license or registration, the limitation, suspension or termination of service, and the imposition of fines, sanctions or other penalties, which could have a material adverse effect on its financial position and results of operations, as well as damage its reputation.

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JetPay, LLC and the rest of the financial services industry continue to experience increased legislative and regulatory scrutiny, including the enactment of additional legislative and regulatory initiatives such as the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”). This legislation provides for significant financial regulatory reform. Dodd-Frank, among other things, provides for the regulation and oversight by the Federal Reserve Board of debit interchange fees that are typically paid by acquirers and charged or received by a payment card network for the purpose of compensating an issuer for its involvement in an electronic debit transaction. Dodd-Frank also created a new Consumer Financial Protection Bureau with responsibility for most federal consumer protection laws in the area of financial services, including consumer credit. In addition, Dodd-Frank created a Financial Stability Oversight Council that has the authority to determine whether nonbank financial companies should be supervised by the Federal Reserve Board because they are systemically important to the U.S. financial system. Any such designation would result in increased regulatory burdens on their business. The overall impact of Dodd-Frank on its business is difficult to estimate. Current and future regulations as a result of Dodd-Frank may adversely affect its business or operations, directly or indirectly (if, for example, its clients’ businesses and operations are adversely affected).

Changes to legal rules and regulations, or interpretation or enforcement thereof, could have a negative financial effect on JetPay, LLC’s business. In addition, even an inadvertent failure to comply with laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could damage JetPay, LLC’s business or its reputation.

Risks associated with reduced levels of consumer and business spending could adversely affect JetPay, LLC’s business, financial condition and results of operations.

The electronic payments industry depends heavily on the overall level of consumer and business spending. Significant portions of JetPay, LLC’s revenue and earnings are derived from fees from processing consumer credit card and debit card transactions. JetPay, LLC is exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. A sustained deterioration in general economic conditions, particularly in the United States, or increases in interest rates may adversely affect their financial performance by reducing the number or average purchase amount of transactions made using electronic payments. A reduction in the amount of consumer spending could result in a decrease in their revenue and profits. If cardholders of their financial institution clients make fewer transactions with their cards, JetPay, LLC’s merchants make fewer sales of their products and services using electronic payments or people spend less money per transaction, JetPay, LLC will have fewer transactions to process at lower dollar amounts, resulting in lower revenue.

A further weakening in the economy could have a negative impact on JetPay, LLC’s clients, as well as its customers who purchase products and services using its payment processing systems, which could, in turn, negatively impact its business, financial condition and results of operations, particularly if the recessionary environment disproportionately affects some of the discretionary market segments that represent a larger portion of its payment processing volume. In addition, a further weakening in the economy could force retailers to close, resulting in exposure to potential credit losses and future transaction declines. Furthermore, credit card issuers have been reducing credit limits, closing accounts, and more selective with respect to whom they issue credit cards. JetPay, LLC also has a certain amount of fixed and semi-fixed costs, including rent, debt service, processing contractual minimums and salaries, which could limit their ability to quickly adjust costs and respond to changes in their businesses and the economy. Changes in economic conditions could also adversely impact their future revenues and profits and cause a materially adverse effect on their businesses, financial conditions and results of operations.

Governmental regulations designed to protect or limit access to consumer information could adversely affect JetPay, LLC’s ability to effectively provide its services to merchants.

Governmental bodies in the United States and abroad have adopted, or are considering the adoption of, laws and regulations restricting the transfer of, and requiring safeguarding of, non-public personal information. For example, in the United States, all financial institutions must undertake certain steps to ensure the privacy and security of consumer financial information. While their operations are subject to certain provisions of these privacy laws, JetPay, LLC has limited its use of consumer information solely to providing services to other businesses and financial institutions. In connection with providing services to its clients, JetPay, LLC is required by regulations and contracts with their merchants and financial institution clients to provide assurances regarding the confidentiality and security of non-public consumer information. These contracts require periodic audits by independent companies regarding its compliance with industry standards and also allow for similar audits regarding best practices established by regulatory guidelines. The compliance standards relate to their infrastructure, components and operational procedures designed to safeguard the confidentiality and security of non-public consumer personal information shared by its clients with JetPay, LLC. Its ability to maintain compliance with these standards and satisfy these audits will affect its ability to attract and maintain business in the future. If JetPay, LLC fails to comply with these regulations, it could be exposed to suits for breach of contract or to governmental proceedings. In addition, its client relationships and reputation could be harmed, and JetPay, LLC could be inhibited in their ability to obtain new clients. If more restrictive privacy laws or rules are adopted by authorities in the future on the federal or state level, their compliance costs may increase, their opportunities for growth may be curtailed by their compliance capabilities or reputational harm and their potential liability for security breaches may increase, all of which could have a material adverse effect on their businesses, financial conditions and results of operations.

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Recent Visa and MasterCard settlement may result in a decline in the use of credit cards as a payment mechanism.

In July 2012, Visa and MasterCard agreed to settle litigation in a class action suit by almost seven million merchants. If approved by the court, the settlement will, among other things, allow all merchants to pass on the cost of using credit cards to consumers, something that merchants were not previously permitted to do. The result will be that consumers using credit cards in approximately 40 states which do not prohibit credit card surcharges may pay a higher price for goods and services than consumers using other payment mechanisms. As a result, consumers will have an incentive to use cash or other payment mechanisms instead of credit cards. If consumers do not continue to use payment cards as a payment mechanism for their transactions or if there is a change in the mix of payments between cash, credit cards and debit cards which is adverse to JetPay, LLC, it could have a material adverse effect on its financial position and results of operations.

JetPay, LLC may be adversely impacted by any failure of third-party service providers to perform their functions.

As part of providing services to clients, JetPay, LLC relies on a number of third-party service providers. These service providers include, but are not limited to, communications providers, electric utilities, payment networks like Visa, MasterCard, American Express, and Discover, and banks used to electronically transfer funds to merchants. Failure by these service providers, for any reason, to deliver their services in a timely manner could result in material interruptions to its operations, impact client relations, and result in significant penalties or liabilities to JetPay, LLC.

JetPay, LLC may become the target for criminal activity designed to obtain cardholder information.

JetPay, LLC is required to retain cardholder information for facilitating transactions or performing servicing for consumers. While JetPay, LLC has been certified as compliant with all Payment Card Industry security requirements and have advanced systems for protecting such data including encryption and tokenization, there is no guarantee that these systems will be effective in the future. A breach of these systems could lead to significant liability, fines, and additional costs to JetPay, LLC.

Risk Factors Related to the ADC Entities

ADC’s systems may be subject to disruptions that could adversely affect its business and reputation.

Many of ADC’s businesses are highly dependent on its ability to process, on a daily basis, a large number of complicated transactions. ADC relies heavily on its payroll, financial, accounting and other data processing systems. If any of these systems fails to operate properly or becomes disabled even for a brief period of time, ADC could suffer financial loss, a disruption of their businesses, liability to clients, regulatory intervention or damage to its reputation. ADC has disaster recovery plans in place to protect its business against natural disasters, security breaches, military or terrorist actions, power or communication failures or similar events. Despite preparations, ADC’s disaster recovery plans may not be successful in preventing the loss of client data, service interruptions, disruptions to its operations, or damage to its important facilities.

Political and economic factors may adversely affect ADC’s business and financial results.

Trade, monetary and fiscal policies, and political and economic conditions may substantially change, and credit markets may experience periods of constriction and volatility. When there is a slowdown in the economy, employment levels and interest rates may decrease with a corresponding impact on ADC’s businesses. Clients may react to worsening conditions by reducing their spending on payroll and other outsourcing services or renegotiating their contracts with ADC.

ADC invests client funds in liquid, government-backed securities. Nevertheless, its client fund assets are subject to general market, interest rate, credit, and liquidity risks. These risks may be exacerbated, individually or in unison, during periods of unusual financial market volatility.

ADC is dependent upon various large banks to execute Automated Clearing House and wire transfers as part of its client payroll and tax services. While ADC has contingency plans in place for bank failures, a systemic shutdown of the banking industry would impede their ability to process funds on behalf of their payroll and tax services clients and could have an adverse impact on its financial results and liquidity.

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ADC may not be able to keep pace with changes in technology or provide timely enhancements to our products and services.

To maintain its growth strategy, ADC must adapt and respond to technological advances and technological requirements of its clients. ADC’s future success will depend on its ability to enhance capabilities and increase the performance of its internal use systems, particularly its systems that meet its clients’ requirements. ADC continues to make significant investments related to the development of new technology. If its systems become outdated, ADC may be at a disadvantage when competing in its industry. There can be no assurance that its efforts to update and integrate systems will be successful. If ADC does not integrate and update its systems in a timely manner, or if its investments in technology fail to provide the expected results, there could be a material adverse effect to ADC’s business and results of operations.

ADC’s services may be adversely impacted by changes in government regulations and policies.

Many of ADC’s services, particularly payroll tax administration services are designed according to government regulations that continually change. Changes in regulations could affect the extent and type of benefits employers are required, or may choose, to provide employees or the amount and type of taxes employers and employees are required to pay. Such changes could reduce or eliminate the need for some of ADC’s services and substantially decrease its revenue. Added requirements could also increase ADC’s cost of doing business. Failure to educate and assist ADC’s clients regarding new or revised legislation that impacts them could have an adverse impact on its reputation. Failure by ADC to modify their services in a timely fashion in response to regulatory changes could have a material adverse effect on its business and results of operations.

Interest earned on funds held for clients may be impacted by changes in government regulations mandating the amount of tax withheld or timing of remittance.

ADC receives interest income from investing client funds collected but not yet remitted to applicable tax or regulatory agencies or to client employees. A change in regulations either decreasing the amount of taxes to be withheld or allowing less time to remit taxes to applicable tax or regulatory agencies would adversely impact this interest income.

ADC may be adversely impacted by any failure of third-party service providers to perform their functions.

As part of providing services to clients, ADC relies on a number of third-party service providers. These service providers include, but are not limited to, couriers used to deliver client payroll checks and banks used to electronically transfer funds from clients to their employees. Failure by these service providers, for any reason, to deliver their services in a timely manner could result in material interruptions to ADC’s operations, impact client relations, and result in significant penalties or liabilities to ADC.

 Risks Related to Our Business and Our Common Stock

The issuance of our Series A Convertible Preferred Stock could result in a change of control.

On August 22, 2013, we entered into a Securities Purchase Agreement with Flexpoint Fund II, L.P, or Flexpoint, whereby we agreed to sell, subject to satisfaction of certain conditions, up to approximately 133,333 shares of Series A Convertible Preferred Stock, par value $0.001, or Series A Preferred. If we were to issue all of the shares of the Series A Preferred, the approximately 133,333 shares of Series A Convertible Preferred Stock, convertible into 13,333,300 shares of our common stock, would constitute an approximate 52.8% cumulative voting percentage based on total cumulative voting rights underlying the Preferred Stock of 12,903,194 votes. The percentage would increase to the extent that we are required to issue any additional shares of common stock upon conversion of the Series A Preferred Stock pursuant to the anti-dilution and adjustment provisions and pursuant to the indemnification provisions of the Securities Purchase Agreement. The issuance to Flexpoint of all such shares could result in a change of control, as could any sale of all or a significant percentage of those shares to a person or group.

The Series A Preferred issued to Flexpoint has rights, preferences and privileges that are not held by, and are preferential to the rights of our common stockholders. As a result, the interests of Flexpoint and its affiliates may differ from the interests of our common stockholders.

In connection with the potential issuance of up to 133,333 shares of Series A Preferred to Flexpoint, which such shares are convertible into approximately 13,333,300 shares of our common stock, Flexpoint obtained various rights, preferences and privileges that are not held by the holders of our common stock, including, but not limited to, the right to receive a liquidation preference of $600 per share of preferred stock prior to any payments made to holders of our common stock upon the occurrence of certain events, and that in certain instances are preferential to the rights of the holders of our common stock, including the right to designate two or more directors to our board. If all such shares or some portion thereof are issued, Flexpoint would also become our largest stockholder. As a result, Flexpoint would have the ability to exercise substantial control over our operations and their interests of Flexpoint may differ from the interests of the holders of our common stock in material respects.

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If we are unable to finance our business, we may need to seek capital at unfavorable terms and our stock price may decline as a result thereof.

Our capital requirements include working capital for daily operations, including expenditures to maintain our technology platforms. Through May 31, 2013, a portion of our monthly cash flow was being deposited in a reserve account controlled by Merrick Bank, JetPay, LLC’s sponsor bank as a result of the Direct Air chargeback matter described herein. At June 30, 2013, total cash reserves held by Merrick Bank were approximately $5.04 million including approximately $4.7 million specifically related to the Direct Air matter, net of $500,000 of funds released to us from the reserve account in February 2013. While we continue to defend the chargeback claims and work with Merrick Bank to release additional cash reserves, there can be no assurance as to the timing of any cash release. Additionally, we recently entered into a contract and transitioned our processing to a new sponsoring bank as an alternative to Merrick Bank. The reserve that this new bank is requiring should allow JetPay, LLC to utilize its full monthly cash flow. Lastly, we assumed a note in connection with the acquisition of JetPay, LLC for $6.0 million, which has a final principal payment of $5.9 million maturing on December 28, 2013. We are currently working on alternative financing sources to pay off this debt but there can be no assurances that we will be able do so on favorable terms and the price of our common stock may decline as a result thereof. Additionally, such debt can be converted into our common stock at the average of the trading price of our common stock over the 10 days preceding the notice to convert if we are unable to pay such debt when it matures. If the price is below the $4.90 price at which our 12% note holders can convert, we would be required to adjust their conversion price downwards which could also create potential dilution for our other shareholders.

To the extent the contingent consideration owed to the former owner of JetPay, LLC becomes due and payable, we may be unable to pay such amounts, which could result in dilution to the ownership interests of our stockholders and/or a decline in our stock price.

If before December 28, 2017, the price of our common stock equals or exceeds $9.50 per share for any 20 trading days within a 30 day trading period, we would be obligated to pay $5,000,000 in cash to WLES, L.P. pursuant to the terms of the agreement by which we acquired JetPay, LLC from its sole member, WLES, L.P. As a result of the Direct Air matter described above, among other reasons, we can give no assurances that we will be able to pay off this obligation to the extent it becomes due and payable. In that event, we would need to obtain additional funding, which could result in significant dilution to the ownership interests of our then existing stockholders to the extent we issue equity securities or convertible debt and could result in a decline in the price of our common stock. We cannot assure you that we would be able to obtain such additional financing on terms acceptable to us, if at all.

Our business and reputation may be affected by security breaches and other disruptions to our information technology infrastructure, which could compromise Company and customer information.

We rely upon information technology networks and systems to process, transmit, and store electronic information, and to support a variety of business processes. Vulnerabilities, threats, and more sophisticated and targeted computer crime pose a risk to the security of our systems and networks, and the confidentiality, availability, and integrity of our data. While we attempt to mitigate these risks by employing a number of security measures and constantly updating and adapting security requirements, our networks, products, and services remain potentially vulnerable to advanced persistent threats.

If we experience a problem with the functioning of key systems or a security breach of our systems, the resulting disruptions could have a material adverse effect on our business. Our business involves the use of significant amounts of private and confidential client information including employees’ identification numbers, bank accounts, and retirement account information. This information is critical to the accurate and timely provision of services to clients, and certain information may be transmitted via the Internet. This information could be compromised by a cyber attack. There is no guarantee that our systems and processes are adequate to protect against all security breaches. If our systems are disrupted or fail for any reason, or if our systems are infiltrated by unauthorized persons, both we and our clients could experience data loss, financial loss, harm to reputation, or significant business interruption. We may be required to incur significant costs to protect against damage caused by disruptions or security breaches in the future. Such events may expose us to unexpected liability, litigation, regulation investigation and penalties, loss of clients’ business, unfavorable impact to business reputation, and there could be a material adverse effect on our business and results of operations.

We may discover or otherwise become aware of adverse information regarding our acquired business, and we may be required subsequently to take write-downs or write-offs, restructuring, and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price. Any such development could cause you to lose some or all of your investment.

We conducted a due diligence investigation of the businesses we acquired, and intend to do the same with any business we consider in the future. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process. Even if we conduct extensive due diligence on a target business, and despite the due diligence performed on the acquired companies. We cannot assure you that this process has identified or will identify all material issues that may be present inside a particular target business, or that factors outside of the target’s business and our control will not later arise. If our due diligence investigation fails to identify material issues relating to a target business, industry or the environment in which the target business operates, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if these charges may be non-cash items and may not adversely affect our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming debt held by a target business or by virtue of our otherwise obtaining debt financing.

10

Due to their simultaneous acquisition we may not be successful in the integration of the acquired entities.

We acquired two formerly privately-held companies simultaneously each of which has different financial systems, operating procedures and personnel policies, among other differences. Since part of our strategy relies on the cross-selling of each company’s products and services to the other, a seamless integration of the two entities is critical to our success. Due to the differences between the two entities, we may be unable to execute these integrations in a timely or cost-effective manner, and our business and financial results could adversely be affected as a result.

We have been a development stage company with no operating history. Accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We have been a development stage company with no operating results prior to the acquisitions of JetPay, LLC and ADC. Since we did not have any prior operating history, you will have no basis upon which to evaluate our ability to achieve our business objectives, or ability to integrate or manage the companies acquired in the Completed Transactions, or implement the other elements of our strategy.

We are dependent upon Mr. Shah, and his loss could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, upon our Chief Executive Officer and chairman of the board, Mr. Shah. We believe that our success depends on the continued service of Mr. Shah. In addition, Mr. Shah is not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities. We do not have an employment agreement with, or key-man insurance on the life of, Mr. Shah. The unexpected loss of the services of Mr. Shah could have a detrimental effect on our company.

 We compete with many companies, some of whom are more established and better capitalized than us.

We compete with a variety of companies on an international basis. Some of these companies are larger and better capitalized than us. There are also few barriers for entry into our markets and thus above average profit margins will likely attract additional competitors. Our competitors may develop products and services that are superior to, or have greater market acceptance than, our products and services. For example, many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than ours. These factors may allow our competitors to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to offer superior products and services.

Our stock price has been, and likely will continue to be, volatile and an investment in our common stock may suffer a decline in value.

The market price of our common stock has in the past been, and is likely to continue in the future to be, volatile. That volatility depends upon many factors, some of which are beyond our control, including:

•	announcements regarding the results of expansion or development efforts by us or our competitors;

•	announcements regarding the acquisition of businesses or companies by us or our competitors;

•	technological innovations or new products and services developed by us or our competitors;

•	issuance of new or changed securities analysts’ reports and/or recommendations applicable to us or our competitors;

•	additions or departure of our key personnel;

•	operating losses by us; and

•	actual or anticipated fluctuations in our quarterly financial and operating results and degree of trading liquidity in our common stock.

One or more of these factors could cause a decline in our revenues and income or in the price of our common stock, thereby reducing the value of an investment in our Company.

Our policy of not paying cash dividends on our common stock could negatively affect the price of our common stock.

We have not paid in the past, and do not expect to pay in the foreseeable future, cash dividends on our common stock. We expect to reinvest in our business any cash otherwise available for dividends. Our decision not to pay cash dividends may negatively affect the price of our common stock.

11

 Changes in laws or regulations, or failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, by any of the persons referred to above could have a material adverse effect on our business and results of operations.

In preparing our consolidated financial statements, our management determined that our disclosure controls and procedures and internal controls were ineffective as of December 31, 2012 which could result in material misstatements in our financial statements.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As of June 30, 2013, our management has determined that our disclosure controls and procedures and internal controls were ineffective because of material weaknesses, in part because prior to February 2013, we did not employ an individual with the necessary qualifications to prepare a complete set of financial statements and related footnotes in accordance with US GAAP including all applicable SEC pronouncements.  We have begun implementation of remedial measures designed to address the ineffectiveness of our disclosure controls and procedures and internal controls, including the hiring of a Chief Financial Officer and additional staff that we believe are necessary steps to remediate the material weakness. If these remedial measures are insufficient to address the ineffectiveness of our disclosure controls and procedures and internal controls, or if material weaknesses or significant deficiencies in our internal control are discovered or occur in the future and the ineffectiveness of our disclosure controls and procedures and internal controls continues, we may fail to meet our future reporting obligations on a timely basis. Additionally, our consolidated financial statements may contain material misstatements or we could be required to restate our prior period financial results. A failure to address the ineffectiveness of our disclosure controls and procedures could also adversely affect the results of the periodic management evaluations regarding the effectiveness of our internal control over financial reporting and our disclosure controls and procedures that are required to be included in our annual report on Form 10-K. Internal control deficiencies and ineffective disclosure controls and procedures could also cause investors to lose confidence in our reported financial information. We can give no assurance that the measures we plan to take in the future will remediate the ineffectiveness of our disclosure controls and procedures or that any material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or adequate disclosure controls and procedures or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.

The reporting requirements of being a publicly-traded company increase our overall operating costs and subject us to increased regulatory risk.

 As a publicly-traded company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the listing requirements of the NASDAQ Stock Market LLC. Section 404 of the Sarbanes-Oxley Act requires that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to assess the effectiveness of our internal control over financial reporting, which is expensive and requires the attention of our limited management resources. The various financial reporting, legal, corporate governance and other obligations associated with being a publicly-traded company require us to incur significant expenditures and place additional demands on our management, administrative, operational, and financial resources. If we are unable to comply with these requirements in a timely and effective manner, we and/or our executive officers may be subject to sanctions by the SEC, and our ability to raise additional funds in the future maybe impaired and ultimately affects our business. We will continue to incur additional expenses as a result of being a publicly traded company.

We could be delisted from the Nasdaq Capital Market if we fail to comply in the future with Nasdaq’s continuing listing requirements.

Our common stock is listed on the Nasdaq Capital Market and is subject to the continuing listing requirements of the Nasdaq Capital Market, including maintaining a stock closing price above $1.00 and certain other financial measurements. If we are unable to continue to meet the continuing listing requirements, we could be delisted from the Nasdaq Capital Market. Upon delisting from the Nasdaq Capital Market, our stock would be traded on the Over-The-Counter Bulletin Board, more commonly known as OTCBB. Many stocks on the OTCBB trade less frequently and in smaller volumes than stocks listed on the Nasdaq Capital Market, which could materially and may adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

12

Future issuances of shares of our common stock may cause our stock price to decline, even if our business is doing well.

The issuance of a significant number of shares of our common stock, or the perception that such future sales could occur, particularly with respect to sales by our directors, executive officers, and other insiders or their affiliates, could materially and adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities at a price we deem appropriate.

If we raise additional capital in the future, your ownership in us could be diluted.

Any issuance of additional equity we may undertake in the future could cause the price of our common stock to decline, or require us to issue shares at a price that is lower than that paid by holders of our common stock in the past, which would result in those shares being dilutive. If we obtain funds through a credit facility or through the issuance of debt or preferred securities, these securities would likely have rights senior to your rights as a common stockholder, which could impair the value of our common stock.

Insiders and affiliates continue to have substantial control over us, which could delay or prevent a change in control.

As of August 28, 2013, our directors and executive officers, together with their affiliates, beneficially owned, in the aggregate, approximately 46.7% of the outstanding shares of our common stock. As a result, these stockholders, acting together, may have the ability to delay or prevent a change in control that may be favored by other stockholders and otherwise exercise significant influence over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including:

•	the appointment of directors;
•	the appointment, change or termination of management;
•	any amendment of our certificate of incorporation or bylaws;
•	the approval of acquisitions or mergers and other significant corporate transactions, including a sale of substantially all of our assets; or
•	the defeat of any non-negotiated takeover attempt that might otherwise benefit the public stockholders.

A significant number of shares of our common stock are subject to issuance upon conversion of outstanding convertible notes, which upon such exercise would result in dilution to our security holders.

On December 28, 2012, we issued $10 million in convertible notes to certain investors. Upon the terms of those notes, the note investors have the option to convert the amounts outstanding under the notes into an aggregate of 2,040,816 shares of our common stock based upon a conversion price of $4.90 per share. The conversion price and/or the number of shares issuable upon conversion of such convertible notes may be adjusted in certain circumstances and subject to certain limitations, including upon the issuance of common stock below the current market price of our stock, certain subdivisions or combinations of the common stock, and the issuance of certain stock dividends. In addition, on December 28, 2012, we assumed a $6,000,000 convertible note, the terms of which allow the holder to convert the amounts outstanding under the note into an aggregate of 1,000,000 shares of our common stock based upon a conversion price of $6.00 per share. Although we cannot determine at this time which of these convertible notes will ultimately be exercised, it is reasonable to assume that the investors will seek conversion of the notes if the conversion price thereof is below the market price of our common stock at the time of exercise. To the extent any of our outstanding convertible notes are exercised, additional shares of our common stock will be issued that will be eligible for resale in the public market, which will result in dilution to our security holders. The issuance of additional securities could also have an adverse effect on the market price of our common stock.

We may not be able to maintain this registration statement of which this prospectus forms a part to be effective, which could impact the liquidity of our common stock.

Under the terms of the registration rights granted to certain of our investors, we are obligated to include the shares of common stock being registered in this prospectus in an effective registration statement. The registration statement of which this prospectus forms a part is intended to satisfy these obligations.  We intend to use our best efforts to maintain the registration statement to be effective, but may not be able to do so. We cannot assure you that no stop order will be issued, or if such a stop order is issued, we will be able to amend the registration statement to defeat the stop order.  If the registration statement is not effective, investors’ ability to sell the shares of common stock underlying this prospectus will be limited, which would have a material adverse effect on the liquidity of our common stock.

Our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law contain provisions that could discourage, delay or prevent a change in our control or our management.

 Provisions of our amended and restated certificate of incorporation, bylaws and the laws of Delaware, the state in which we are incorporated, may discourage, delay or prevent a change in control of us or a change in management that stockholders may consider favorable. These provisions:

13

•	establish a classified, or staggered, Board of Directors, so that not all members of our board may be elected at one time;
•	limit who may call a special meeting of stockholders;
•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon at stockholder meetings;
•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and
•	provide our Board of Directors with the ability to designate the terms of and issue new series of preferred stock without stockholder approval.

 These provisions could discourage proxy contests and make it more difficult for you and other stockholders to remove and elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “forecast,” “potential,” “likely” or “possible”, as well as the negative of such expressions, and similar expressions intended to identify forward-looking statements. There may be events in the future that we are unable to predict accurately, or over which we have no control. Before you purchase our securities, you should read this prospectus and the documents that we reference or incorporate by reference in this prospectus, or registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Our business, financial condition, results of operations, and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information presented or incorporated by reference in this prospectus, and particularly our forward-looking statements, by these cautionary statements

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares being offered pursuant to this prospectus. The selling stockholders will receive the proceeds of such sales. See “Selling Stockholders”.

SELLING STOCKHOLDERS

Prior to the IPO, our initial stockholders purchased 3,450,000 shares of common stock (of which 450,000 initial shares were forfeited by them when the underwriters’ over-allotment option expired unexercised) for an aggregate consideration of $25,000. Such shares were issued in a private placement. Upon consummation of our initial business combination, certain of our initial stockholders agreed to transfer 649,619 of such shares to certain investors. Certain of our initial stockholders also granted options to Wolf Creek Investors (Bermuda) L.P and Wolf Creek Partners, L.P to purchase up to an aggregate of 386,311 shares of our common stock to on December 28, 2012. Such options were issued pursuant to an Option Issuance Agreement with us and Wolf Creek Investors (Bermuda) L.P. and an Option Issuance Agreement with us and Wolf Creek Partners, L.P, each dated as of December 17, 2012.

In connection with the consummation of our initial business combination and the Warrant Termination Agreement dated as of December 28, 2012 with Continental Stock Transfer & Trust Company, we converted all of our issued and outstanding warrants into shares of our common stock. As a result of such conversion, 18,960,000 warrants were converted into 2,527,359 shares of our common stock on December 28, 2012.

As partial consideration to the selling stockholders of JetPay, LLC and ADC, in connection with the consummation of our initial business combination, we issued 4,666,667 shares of our common stock in a private placement on December 28, 2012.

Also in connection with our initial business combination, we issued Secured Convertible Promissory Notes pursuant to a Secured Convertible Note Agreement, dated as of December 28, 2012 with Special Opportunities Fund, Inc., R8 Capital Partners, LLC, Bulldog Investors General Partnership, Ira Lubert, Mendota Insurance Company and American Services Insurance Company, Inc. Pursuant to the Secured Convertible Promissory Notes, such investors can convert amounts outstanding under the notes into an aggregate of 1,941,748 shares, subject to certain adjustments. In addition, on December 28, 2012, we assumed a $6,000,000 convertible note in favor of Ten Lords Ltd., the terms of which allow the holder to convert the amounts outstanding under the note into an aggregate of 1,000,000 shares of our common stock based upon a conversion price of $6.00 per share.

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As compensation for services being rendered to us, on April 26, 2013, we issued 10,000 shares in a private placement to Tony Newshel.

We are registering the above-referenced shares to permit each of the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell the shares in the manner contemplated under the “Plan of Distribution.”

The following table sets forth the name of each selling stockholder, the number of shares owned by each of the respective selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by the selling stockholders assuming all of the shares covered hereby are sold.

The number of shares in the column “Shares Offered” represents all of the shares that a selling stockholder may offer under this prospectus. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholders.

Except as otherwise disclosed below or in the footnotes to the following table, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. WLES, L.P., Ira Lubert, C. Nicholas Antich, Carol A. Anitch, Ten Lords Ltd., R8 Capital Partners, LLC, Bipin C. Shah Trust U/A dated July 31, 2001, Wolf Creek Partners, L.P., and Mendota Insurance Company, individually or with their affiliates, hold more than 5% of our outstanding capital stock. Mr. Trent Voigt, CEO of JetPay, LLC and one of our named executive officers, is the sole member of WLES, LP. Mr. C. Nicholas Antich is CEO of ADC and one of our named executive officers. Bipin C. Shah is chairman of our board of directors and is our Chief Executive Officer. Peter Davidson is our Chief Marketing Officer and Secretary. Jonathan M. Lubert, Arthur F. Ryan, Frederick S. Hammer, Robert Palmer and Richard S. Braddock are each members of our board of directors. Ira Lubert is the father of Jonathan M. Lubert. Except as otherwise disclosed below, none of the holders of 5% or more of our outstanding capital stock are broker dealers or broker-dealer affiliates. We believe that each person listed in the table below acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The information set forth below is based upon information provided by each respective selling stockholder and information filed by the selling stockholders with the SEC, including information filed on Form 4, Schedule 13D or Schedule 13G.

In the table below, the number of shares of common stock owned before and after the offering represent shares directly held by each selling stockholder, except to the extent otherwise indicated in the footnotes. The footnotes also disclose all other shares beneficially owned by the selling stockholders. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders may exceed the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of shares of common stock. The disclosure in the below table is based on 11,529,094 shares of common stock outstanding as of August 8, 2013.

	Shares Owned Prior to the Offering		Shares Offered	Shares Owned After the Offering
Name	Number	Percent	Number	Number	Percent
WLES, L.P. (1)	3,666,667	31.8%	3,666,667	-	*
Ira Lubert (9)	1,397,448	11.7%	1,397,448	-	*
Ten Lords Ltd. (2)	1,000,000	8.0%	1,000,000	-	*
R8 Capital Partners, LLC (9) (12)	857,143	7.1%	857,143	-	*
C. Nicholas Antich (3)	838,840	7.3%	838,840	-	*
Bipin C. Shah Trust U/A dated July 31, 2001	733,171	6.4%	733,171	-	*
Mendota Insurance Company (9)	642,793	5.4%	642,793	-	*

15

	Shares Owned Prior to the Offering			Shares Offered		Shares Owned After the Offering
Name	Number		Percent	Number		Number	Percent
Wolf Creek Partners, L.P (4)	587,411	(5)	5.1%	218,859	(7)	566,979	4.9%
Wolf Creek Investors (Bermuda), L.P (4)	563,017	(6)	4.9%	212,380	(8)	539,021	4.7%
Bulldog Investors General Partnership (9) (10)	342,913		2.9%	342,913		-	*
American Service Insurance Company, Inc. (9)	319,175		2.7%	319,175		-	*
Peter Davidson	167,495		1.5%	167,495		-	*
AQR Capital Management, LLC (14) (15)	159,800		1.4%	159,800		-	*
Bipin C. Shah	158,696		1.4%	158,696		-	*
Jonathan M. Lubert	136,576		1.2%	126,576		10,000	*
Eric C. Antich	93,340		*	93,340		-	*
Valerie Phillips	91,750		*	91,750		-	*
Wedbush Morgan Securities, Inc. (13)	85,314		*	85,314		-	*
Douglas Anderson	78,416		*	78,416		-	*
Davidson Kempner Capital Management (14)	75,962		*	75,962		-	*
Lynn N. McCausland	67,820		*	67,820		-	*
Anna Hassold	61,166		*	61,166		-	*
Special Opportunities Fund, Inc. (9) (14)	58,766		*	58,766		-	*
EarlyBirdCapital, Inc. (11)	54,386		*	54,386		-	*
Dain Rouscher	45,574		*	45,574		-	*
Eric Van Der Vlugt	44,166		*	44,166		-	*
Thomas McHugh	39,208		*	39,208		-	*
Arlene McHugh Trust	39,208		*	39,208		-	*
Arthur F. Ryan	34,180		*	33,180		1,000	*
Frederick S. Hammer	33,180		*	33,180		-	*
Robert Palmer	33,180		*	33,180		-	*
Richard S. Braddock	33,180		*	33,180		-	*
Roland Bullard	30,583		*	30,583		-	*
Opportunity Partners, LP (14)	27,257		*	27,257		-	*
Douglas Rainey	17,666		*	17,666		-	*
Dipak Shah	17,666		*	17,666		-	*
Jan Monster	17,392		*	17,392		-	*
Db Converts	16,527		*	16,527		-	*
Fred R. Adams	15,291		*	15,291		-	*
Michael Garber	14,663		*	14,663		-	*
Francisco Sarti	11,997		*	11,997		-	*
Tony Newshel	10,000		*	10,000		-	*
William M. Dougherty	9,175		*	9,175		-	*
Rodman & Renshaw LLC (11)	8,640		*	8,640		-	*
John W. Piasecki	6,116		*	6,116		-	*
Ramnarain Jaigobind	6,070		*	6,070		-	*
Richard Rosenstock	5,332		*	5,332		-	*
Maxim Partners LLC (11)	4,798		*	4,798		-	*
Alan Kirschenbaum JTWROS with Elaine, Gila, and Eliezer	3,332		*	3,332		-	*
L. Jason Diamond	3,332		*	3,332		-	*

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	Shares Owned Prior to the Offering		Shares Offered	Shares Owned After the Offering
Name	Number	Percent	Number	Number	Percent
Michael P. Savini	2,666	*	2,666	-	*
Jeffrey Rubinstein and Tariq Osman, Trustees	2,666	*	2,666	-	*
Lloyd Goldman	2,666	*	2,666	-	*
Krishan C. Nayyar	2,266	*	2,266	-	*
Stuart Sugarman	2,000	*	2,000	-	*
David Batalion	2,000	*	2,000	-	*
Andrew Hohns	2,000	*	2,000	-	*
Robert Gutman	2,000	*	2,000	-	*
Eric Lord	1,600	*	1,600	-	*
I-Bankers Securities, Inc. (11)	1,600	*	1,600	-	*
Charles Worthman	1,536	*	1,536	-	*
Kevin Mangan	1,353	*	1,353	-	*
Jane Blum	1,333	*	1,333	-	*
Richard Baskerville Living Trust	1,333	*	1,333	-	*
Martin Rosenman	1,333	*	1,333	-	*
Peter and Candace Caplin, JTWROS	1,333	*	1,333	-	*
John H. Parker, Jr.	1,310	*	1,310	-	*
Chong Tong Bill Chen	999	*	999	-	*
Steven I. Holm, Irwin Levy and Robert Pellegrino, Trustees	666	*	666	-	*
Daniel Kaplan, Trustee UAD 9/1/1982 FBO DC Footwear Employee Pension Plan	666	*	666	-	*
Howard Tooter	666	*	666	-	*
Richard Brody	666	*	666	-	*
Ian Armstrong	533	*	533	-	*
Travis Green	399	*	399	-	*
Robert N. Gladstone C/F Reuben Gladstone	399	*	399	-	*
Lynn Tobias and Richard Siegler, Trustees UAD 06/05/08 FBO the Beth H. Tobias Family Trust	399	*	399	-	*
Risk Capital Associates	333	*	333	-	*
Thomas Navarra IRA	266	*	266	-	*
Jeremy Varcoe	226	*	226	-	*
Priti Merchant	199	*	199	-	*
Gary S. Glatter	199	*	199	-	*
Robert Herman	133	*	133	-	*
Marta Herman	133	*	133	-	*
Oscar A. Chaves	133	*	133	-	*
John Marshalek and Martha Marshalek, as Joint Tenants With Right of Survival	133	*	133	-	*
Eric N. Hart	133	*	133	-	*
Nirav Soni	66	*	66	-	*
Shital Patel	66	*	66	-	*
Paul Davidson	66	*	66	-	*
Constance Baumann	53	*	53	-	*

17

	Shares Owned Prior to the Offering		Shares Offered	Shares Owned After the Offering
Name	Number	Percent	Number	Number	Percent
Rosemarie Baumann	53	*	53	-	*
Rebecca M. Adams	26	*	26	-	*
Laura Shannon	26	*	26	-	*
J. Stephen Griffey	13	*	13	-	*
Michael J. McGovern	13	*	13	-	*
Jeffrey Harris Palmer	13	*	13	-	*
Laura Bolling Palmer	13	*	13		*
Jody Ann Miller	13	*	13	-	*
Rebecca L Adams CTDN FBO Megan R. Adams	13	*	13	-	*
William V Dougherty III CTDN FBO Brett William Dougherty	13	*	13	-	*
Henry M. Palmer	13	*	13	-	*
Thomas M. Isola and Donna L. Isola as Tenants in Common	13	*	13	-	*
Elle Lang	13	*	13	-	*
Catherine M. Davidson	13	*	13	-	*
Fred A. Adams	13	*	13	-	*
Mary Catherine Davidson	13	*	13	-	*
Patrick B. Davidson	13	*	13	-	*
Richard A. Urenas	13	*	13	-	*
William Vincent Dougherty III	13	*	13	-	*
William Vincent Dougherty III CTDN FBO Olivia Delaney Dougherty	13	*	13	-	*
Brian M. Fogarty CTDN FBO Brennan for Fox Fogarty	13	*	13	-	*
Brian M. Fogarty	13	*	13	-	*
Nancy A. Latimer CTDN FBO Christopher M. Palmer	13	*	13	-	*
Tracey Lee Dougherty	13	*	13	-	*
Mary B. McGovern	13	*	13	-	*
Nancy A. Latimer	13	*	13	-	*
Kurt William Bullard CTDN FBO John Curtis Bullard	13	*	13	-	*
Mala Soni	13	*	13	-	*
Rebecca L. Adams CTDN FBO Allison J. Adams	13	*	13	-	*
Brian M. Fogarty CTDN FBO Colin Stewart Fogarty	13	*	13	-	*
William V. Dougherty III CTDN FBO Matthew Keith Dougherty	13	*	13	-	*
Don Rodighiero	13	*	13	-	*
Massino Lopes Pegna	13	*	13	-	*
Other Selling Shareholders (16)	110,078	*	110,078	-	*
Other Former Public Warrantholders	959,433	8.3%	959,433	-	*
Total	13,874,311		13,144,122	1,117,000	9.7%

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*	Represents less than 1%.
(1)	The general partner of WLES, L.P is Transaction Guy & The Triumphant Ones, L.L.C., a Texas limited liability company. The controlling members of the general partner are Trent R. Voigt and Sue Lynn Voigt, husband and wife and individual residents of the State of Texas.
(2)	Includes 1,000,000 shares subject to conversion at the option of Ten Lords Ltd. Ten Lords Ltd. is controlled by John Paine.
(3)	Includes 204,420 shares beneficially owned by Mrs. Carol A. Antich, the wife of Mr. C. Nicholas Antich, 404,480 shares owned by Mr. C. Nicholas Antich and Carol A. Antich, as Tenants by the Entireties and 25,520 shares owned Brittany N. McCausland Trust u/a 2/17/99, of which Mr. and Mrs. Antich are the trustees and on whose behalf Mr. and Mrs. Antich have the right to act.
(4)	Wellington Management Company, LLP (“Wellington Management”) is an investment adviser registered under the Investment Advisers Act of 1940 as amended. Wellington Management, in such capacity, may be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the shares held by its client accounts, including Wolf Creek Partners, L.P. and Wolf Creek Investors (Bermuda) L.P. Each of these selling stockholders has indicated that it may be deemed to be an affiliate of a registered broker-dealer and has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(5)	Excludes 198,427 shares of common stock issuable upon exercise of an option held by the selling stockholder because such option provides that the holder thereof does not have the right to exercise the option to the extent (but only to the extent) that such exercise would result in it or any of its affiliates beneficially owning more than 9.9% of the common stock.
(6)	Excludes 188,384 shares of common stock issuable upon exercise of an option held by the selling stockholder because such option provides that the holder thereof does not have the right to exercise the option to the extent (but only to the extent) that such exercise would result in it or any of its affiliates beneficially owning more than 9.9% of the common stock.
(7)	Represents (i) 198,427 shares of common stock issuable upon exercise of an option held by the selling stockholder and (ii) 20,432 shares issued upon conversion of outstanding warrants in connection with the consummation of our initial business combination.
(8)	Represents (i) 188,384 shares of common stock issuable upon exercise of an option held by the selling stockholder and (ii) 23,996 shares issued upon conversion of outstanding warrants in connection with the consummation of our initial business combination.
(9)	Includes 1,941,748 shares subject to conversion of secured convertible notes in the amounts of 194,175 for American Service Insurance Company, Inc., 388,350 each for Mendota Insurance Company and Ira Lubert, 342,913 for Bulldog Investors General Partnership, 45,436 for Special Opportunities Fund, Inc. and 582,524 by R8 Capital Partners, LLC, each at the holder’s option.
(10)	Phillip Goldstein and Andrew Dakos are principals of Bulldog Investors.
(11)	Each such entity served as an underwriter (or in the case of IFMI, LLC as a majority owned subsidiary of an underwriter) in our initial public offering and received their shares as compensation for such services.
(12)	Bruce Rauner is the natural person exercising control of R8 Capital Partners, LLC.
(13)	Such entity obtained such shares as compensation for capital formation services.
(14)	None of these entities are affiliated with broker-dealers.
(15)	Rocky Bryant is the natural person exercising control of AQR Capital Management, LLC.
(16)	Includes Camelot 27 LLP (13 shares), Reckrand I, LLC (1,333 shares), Stourbridge Investments, LLC (1,333 shares), Full Value Offshore Partners, LP (1,892 shares), MCM Opportunity Partners, LP (2,225 shares), FCP Holdings II LLC (2,266 shares), Opportunity Income Plus, LP (3,711 shares), IFMI LLC (4,000 shares), Full Value Special Situations, LP (4,261 shares), Calapasas West Partners LP (10,814 shares), Mercury Partners LP (10,865 shares), Kingsway Amigo Insurance Company (11,533 shares), Steady Gain Partners, LP (14,930 shares), Hare Nichols & Company LLC (15,980 shares) and Full Value Partners, LP (24,922 shares), who together in the aggregate, own less than 1% of our common stock outstanding. None of such entities are affiliated with broker-dealers.

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PLAN OF DISTRIBUTION

The selling stockholders, which as used herein include donees, pledgees, transferees or other successors-in-interest selling shares of our common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	on the Nasdaq Capital Market (or any other exchange on which the shares may be listed);

•	on the over-the-counter market;

•	“at the market” or through market makers or into an existing market for the shares;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account ;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	sales pursuant to Rule 144;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b) or under any applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker- dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

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The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have borne and will bear all of the costs, expenses and fees incurred in connection with the registration of the shares of common stock hereunder, other than any commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares, which will be borne by the selling stockholder selling such shares of common stock. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, in connection with the shares offered by this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders may be subject to the anti-manipulation rules of Regulation M, which may limit the timing of purchases and sales of shares of our common stock by such selling stockholders.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”), as required. You may read and copy any materials we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site (http://www.sec.gov).

21

INCORPORATION BY REFERENCE

 The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but before the termination of any offering made under this prospectus and accompanying prospectus:

•	our transition report on Form 10-K for the transition period ended December 31, 2012, filed with the SEC on April 12, 2013 as amended on June 13, 2013;

•	our annual report on Form 10-K for the fiscal year ended September 30, 2012, filed with the SEC on January 14, 2013 as amended on January 22, 2013, June 13, 2013 and July 17, 2013;

•	our definitive proxy statement filed with the SEC on July 1, 2013;

•	our definitive proxy statement filed with the SEC on November 13, 2012;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2013, filed with the SEC on August 13, 2013;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 14, 2013;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2012, filed with the SEC on August 14, 2012;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 15, 2012;

•	our current reports on Form 8-K, filed with the SEC on August 23, 2013, August 12, 2013, August 2, 2013, June 7, 2013, April 16, 2013, March 20, 2013, February 12, 2013, January 22, 2013, January 4, 2013 and January 3, 2013; and

•	the description of our Common Stock contained in the registration statement on Form 8-A, filed on May 9, 2011.

Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: JetPay Corporation, 1175 Lancaster Avenue, Suite 100, Berwyn, PA, 19312, Attn: Gregory M. Krzemien. You should rely only on the information incorporated by reference or provided to you in this prospectus. We have not authorized anyone to provide you with any other or different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Dechert LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of the Company appearing in Company’s Transition Report on Form 10-K for the transition period ended December 31, 2012, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

22

13,144,122 Shares of Common Stock

JetPay Corporation

Prospectus        ,2013

23

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

JetPay Corporation

Date: September 16, 2013	By:	/s/ Bipin C. Shah
Name: Bipin C. Shah Title: Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

By:	/s/ Bipin C. Shah	President, Chief Executive Officer and
	Bipin C. Shah	Director (principal executive officer)

By:	*	Chief Financial Officer
	Gregory M. Krzemien	(principal financial officer and principal accounting officer)

By:	*	Chief Marketing Officer and Secretary
Peter Davidson

By:	*	Director
Frederick S. Hammer

By:	*	Director
Jonathan M. Lubert

By:	*	Director
Robert Palmer

By:	*	Director
Richard S. Braddock

By:	*	Director
Arthur F. Ryan

*By:	/s/Bipin C. Shah
Bipin C. Shah, as Attorney in Fact

24

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, all of which shall be payable by the registrant in connection with the sale of the securities being registered

Securities and Exchange Commission registration fee	$5,720
Accounting fees and expenses	27,000
Legal fees and expenses	40,000
Printing and engraving	4,000
Miscellaneous	1,000
Total	$77,720

Item 15.	Indemnification of Directors and Officers

Our Restated Certificate of Incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)  To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

25

(d)  Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)  For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)  For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)  The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Article X of our Amended and Restated Certificate of Incorporation provides:

“The Corporation shall promptly indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of an amendment of the DGCL, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (an “Indemnitee”) who was or is made, or is threatened to be made, a party or witness or is otherwise involved in any threatened, pending or completed investigation, action, suit or proceeding, whether civil, criminal, administrative or investigative and whether external or internal to the Corporation (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director or the like, officer or the like, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise or association (including, but not limited to, service with respect to employee benefit plans) (any such entity, an “Other Entity”), against all liability and loss (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred or suffered by such Indemnitee in connection with such Proceeding). Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee (i) was authorized by the Board of Directors of the Corporation, (ii) relates to counterclaims or affirmative defenses asserted by a person seeking indemnification in an action brought against such person, (iii) relates to any proceeding brought by a person seeking indemnification or payment under any directors’ and officers’ liability insurance covering such person or (iv) the Proceeding (or part thereof) relates to the enforcement of the Corporation’s obligations under this Article X.”

Pursuant to our underwriting agreement, we have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 16.	Exhibits

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	[Reserved]

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

A.	Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

5.1	Opinion of Dechert LLP as to legality of shares of common stock to be offered*

23.1	Consent of Dechert LLP (included in their opinion in Exhibit 5.1)*

23.2	Consent of Marcum LLP, independent registered public accounting firm (filed herewith).

24.1	Powers of Attorney*

* Previously Filed.

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